HARLEY-DAVIDSON, INC.
EMPLOYEE INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2021)

ARTICLE I
PURPOSE

Harley-Davidson, Inc. intends to continue to provide a total compensation opportunity for substantially all of its employees and the employees of its participating Affiliates that includes incentive compensation dependent upon continuously improving corporate or business unit performance or individual performance that furthers corporate objectives. The purpose of the Harley-Davidson, Inc. Employee Incentive Plan is to provide a consistent framework to offer such employees an increased financial incentive to contribute to the future success and prosperity of Harley-Davidson, Inc.

ARTICLE II
DEFINITIONS

The following capitalized terms used in the Harley-Davidson, Inc. Employee Incentive Plan shall have the meanings set forth in this Article:

Section 2.1. Affiliate: Has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act or any successor rule or regulation thereto.

Section 2.2.  Award: An opportunity granted to a Participant to receive a payment under the Plan, subject to (a) the conditions described in the Plan, (b) the conditions (if any) that the Committee otherwise imposes, including any formula that the Committee prescribes pursuant to which the amount payable under such Award is determined, and (c) adjustment pursuant to section 5.5 and the maximum payment limit of section 5.6. Awards may be either (i) performance-based Awards under which the Participant’s Award opportunity is defined in terms of satisfying one or more goals established by the Committee with respect to one or more Performance Categories or (ii) other Awards that are intended to recognize performance that furthers corporate objectives.

Section 2.3.  Board: The Board of Directors of Harley-Davidson, Inc.

Section 2.4.  Change of Control Event: Any event the occurrence of which constitutes a Change of Control as defined in the Stock Plan.

Section 2.5.  Cause: Except as otherwise determined by the Committee upon the grant of an Award, (a) a Participant’s conviction of a felony or a plea by the Participant of no contest to a felony, (b) willful misconduct on the part of the Participant that is materially and demonstrably detrimental to the Company or an Affiliate, (c) the Participant’s willful refusal to perform requested duties consistent with the Participant’s office, position or status with the Company or an Affiliate (other than as a result of his or her physical or mental disability) or (d) other conduct or inaction that the Company determines in its discretion constitutes Cause. With respect to clauses (b), (c) and (d) of this definition, Cause shall be determined by the senior human resources officer of the Company. All determinations of such officer under this definition shall be final.

Section 2.6.  Committee: The Human Resources Committee of the Board (including any successor committee thereto); provided, however, that if any member or members of the Human Resources Committee of the Board would cause the Human Resources Committee of the Board not to satisfy the disinterested administration requirement of Rule 16b-3 under the Exchange Act, the Committee shall be comprised of the Human Resources Committee of the Board without such member or members.

Section 2.7.  Common Stock: The Common Stock of Harley-Davidson, Inc.

 Section 2.8.  Company: Harley-Davidson, Inc. and, unless the context otherwise requires, its Affiliates.

Section 2.9.  Compensation:  The compensation, as defined by the Committee, at the time it grants an Award, that is taken into account in establishing the amount of the Participant’s Target Award, or that is otherwise used to determine the amount (if any) that is payable to the Participant with respect to any Performance Period or under any Award. Unless otherwise determined by the Committee, Compensation for any applicable period means, with respect to a Participant:

a.    For exempt employees, regular base pay, and

b.    For non-exempt employees, regular base pay or hourly wages, including shift premiums and overtime, vacation and holiday pay,

but, for purposes of clause a. and b., excluding any additional or miscellaneous forms of compensation, such as payments under this Plan, relocation expenses, deferred compensation payments, stock-based income or compensation, tuition reimbursement and, unless otherwise determined by the Committee, workers compensation payments. However, the Committee may provide that Compensation for a Participant will include or, if the determination is made at the time the Committee grants the Award, exclude any types of compensation.

Section 2.10.  Disability: Disability within the meaning of section 22(e)(3) of the Code, as determined by the Committee.

Section 2.11.  Exchange Act: The Securities Exchange Act of 1934, as amended.

Section 2.12.  Excluded Items: Any (a) charges for reorganizing and restructuring, (b) discontinued operations, (c) asset write-downs, (d) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (e) changes in tax or accounting principles, regulations or laws, (f) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (g) mergers, acquisitions or dispositions, that in each case the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report.

Section 2.13.  Fair Market Value: “Fair Market Value” as defined in the Stock Plan, as amended, as of the trading date immediately preceding the date on which an Award that is being paid in Common Stock, in whole or in part, is paid to the Participant.

Section 2.14.  Participant: An employee selected by the Committee to receive an Award.

Section 2.15.  Performance Categories: With respect to an Award that is intended to be performance-based, one or more categories designated by the Committee in connection with the measurement of performance under such Award, which may include, without limitation:

a.    Objective Performance Categories.

(1) Any one or more of the following as determined for the Company on a consolidated basis, for any one or more Affiliates or divisions of the Company and/or for any other business unit or units of the Company (before Excluded Items, unless otherwise determined by the Committee either upon the grant of an Award or at such other time as the Committee may determine in its sole discretion):

(A) Sales or other revenues;

(B) Cost of goods sold;

(C) Gross profit;

(D) Expenses or expense or cost reductions;

(E) Income or earnings, including net income, income from operations;

(F) Income before interest and the provision for income taxes;

(G) Income before provision for income taxes;

(H) Margins;

(I) Working capital or any of its components, including accounts receivable, inventories or accounts payable;

(J) Assets or productivity of assets;

(K) Return on shareholders equity, capital, assets or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;

(L) Stock price;

(M) Dividend payments;

(N) Economic value added, or other measure of profitability that considers the cost of capital employed;

(O) Cash flow;

(P) Debt or ratio of debt to equity or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;

(Q) Net increase (decrease) in cash and cash equivalents;

(R) Customer satisfaction;
(S) Market share;

(T) Product quality;

(U) New product introductions or launches;

(V) Sustainability, including energy or materials utilization;

(W) Business efficiency measures;

(X) Retail sales;

(Y) Safety.

(2) Earnings per share for the Company on a consolidated basis.

(3) Total shareholder return.

b.    Individual Performance and Subjective Targets. Categories involving individual performance and subjective targets; and

c.    Other. Such other categories as the Committee may designate.

Section 2.16. Performance Period: With respect to an Award that is intended to be performance-based, the period of time over which performance with respect to one or more Performance Categories is measured. The Committee shall determine the Performance Period, which may be, without limitation, a Plan Year, one or more full fiscal months representing less than a full Plan Year, two or more full Plan Years, or such other period as determined by the Committee.

Section 2.17. Plan: The Harley-Davidson, Inc. Employee Incentive Plan.

Section 2.18. Plan Year: The Company’s full fiscal year.

Section 2.19.  Retirement: Except as otherwise determined by the Committee upon the grant of an Award, termination from employment from the Company and its Affiliates (a) for reasons other than Cause on or after age fifty-five (55); or (b) with the consent of the Committee, under other circumstances. For purposes hereof, a Participant’s years of service with the Company and its Affiliates shall be determined in the same manner as is specified in Part A of the Harley-Davidson Retirement Plan (as it may be amended), whether or not the Participant is covered under such plan.

Section 2.20. Stock Plan. The Harley-Davidson, Inc. 2020 Incentive Stock Plan, as amended, or any successor equity incentive plan thereto.

Section 2.21.  Target Award: With respect to a Participant in any Performance Period, a percentage of such Participant’s Compensation for such Performance Period.

ARTICLE III
ADMINISTRATION

Section 3.1.  Administrative Authority: The Committee shall administer the Plan. In addition to the authority specifically described in the Plan, the Committee shall have full discretionary authority to interpret the Plan, to establish and amend rules and regulations for its administration and to perform all other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper. The actions and determinations of the Committee on all matters relating to the Plan shall be final and conclusive.

Section 3.2.  Delegation of Authority: The Committee may delegate to one or more officers of the Company any or all of the authority and responsibility of the Committee. If the Committee has made such a delegation, then all references to the Committee in this Plan include such officer(s) to the extent of such delegation.

ARTICLE IV
ELIGIBILITY AND PARTICIPATION

All regular salaried and hourly full- and part-time employees of the Company (or of those Affiliates that the Committee in its discretion designates) are potentially eligible to participate and receive Awards under the Plan. The Committee shall select in writing, in its sole discretion, the employees who shall participate in and receive Awards under the Plan. Without limitation, the Committee may (a) select an employee as a Participant at any time and (b) with respect to performance-based Awards, take action as a result of which there is an additional Award in respect of an employee who is already a Participant and as to whom an Award is already in effect even if the additional Award relates to the same Performance Period or a Performance Period ending on the same date. Members of the Board who are not employees of the Company or an Affiliate shall not be eligible to participate in the Plan.

ARTICLE V
AWARDS

Section 5.1.  Granting of Awards. The Committee may grant Awards in writing to one or more Participants or groups of Participants in its sole discretion. With respect to any Award that is performance-based, the Committee, at the time that an Award is granted, shall identify, in writing (a) the Performance Period to which the Award relates, (b) the Target Award for each Participant for such Performance Period, and (c) one or more Performance Categories for each Participant or group of Participants for such Performance Period. If more than one Performance Category is chosen for any Participant or group of Participants, then the Committee shall assign a weighting to each Performance Category selected; provided that the total of all weightings with respect to each Award must equal 100%. Performance Categories and/or weightings need not be the same for all Participants for any Performance Period.

Section 5.2.  Certification and Calculation of Awards. With respect to a performance-based Award, as soon as practicable following the end of the Performance Period, the Committee shall certify the actual performance within each Performance Category established under section 5.1 for such period and shall determine whether any adjustments shall apply pursuant to section 5.5. The amount payable under any Award shall be determined by the Committee or calculated by the Company following such certification.

Section 5.3. Payment of Awards. Awards shall be payable at such time as the Committee determines in its sole discretion; provided that a performance-based Award shall be paid to applicable Participants no earlier than January 1 and no later than March 15 of the calendar year that immediately follows the calendar year in which the Performance Period ends (except as otherwise required by applicable law or an applicable collective bargaining agreement). Notwithstanding the foregoing, the Company will have no obligation to make payments under the Plan in respect of a performance-based Award for a Performance Period if such payments (or the accrual of such payments) will result in the Company reflecting a net loss rather than net income for the fiscal year of the Company in which the Performance Period ends. Payments of Awards shall be made, in the sole discretion of the Committee, in cash, Common Stock pursuant to the Stock Plan, or a combination of cash and Common Stock. If an Award is paid in Common Stock, the Common Stock shall be valued at Fair Market Value. To the extent paid in Common Stock, except as the Committee may otherwise provide, the Award may not be deferred by a Participant under the terms of any deferred compensation or other plan of the Company.

Section 5.4. Termination of Employment Prior to Completion of Performance Period. Except as the Committee may otherwise provide, with respect to a performance-based Award, a Participant whose employment with the Company and its Affiliates terminates prior to the end of a Performance Period shall not be entitled to receive payment under any Award hereunder for such period. Notwithstanding the foregoing sentence:

a.    If, during a Performance Period, a Participant terminates employment due to Retirement, or as a result of death, or if a Participant experiences a Disability, the Participant will be entitled to receive a payment (at the same time and in the same manner as payments are made to other Participants as described above) calculated as provided in section 5.2 based on the actual performance for the Performance Period, but subject to such adjustments as may be determined by the Committee (including adjustments not contemplated by section 5.5); and

b.    Prior to, and for a period of ninety (90) days following, a Change of Control Event during a Performance Period, the Committee may, in its sole discretion and in lieu of any other payments under the Plan for such Performance Period, provide for the payment to all Participants of either (i) the Participant’s Award for such Performance Period based on extrapolating through the remainder of the Performance Period the actual performance for each Performance Category and the Participant’s Compensation through the end of the Company’s most recently completed fiscal month prior to such Change of Control Event (or some other measure of Compensation as determined by the Committee) or (ii) the Participant’s Target

Award for such Performance Period based on extrapolating through the remainder of the Performance Period the Participant’s Compensation through the end of the Company’s most recently completed fiscal month prior to such Change of Control Event (or some other measure of Compensation as determined by the Committee), except as otherwise required by applicable law or an applicable collective bargaining agreement.

Amounts payable under this section 5.4.b shall be paid upon the occurrence of the Change of Control Event or immediately following the Committee’s decision to make such payment, whichever is later, but in no event later than two and one-half (2 1/2) months following the year in which such amounts vest.

Section 5.5. Adjustment of Award:

a.    The Committee may determine at the time an Award is made that the amount payable under any Award will be adjusted (upward or downward) or eliminated depending on the performance under one or more Performance Categories.

b.    In addition, the Committee may, in its sole discretion, at any time prior to payment, adjust the amount payable under any Award, provided that any reduction in the amount payable under an Award shall not exceed fifty percent (50%) of the amount that would otherwise be payable under such Award. Such adjustments need not be uniform among Participants or apply to all Participants. The authority of the Committee to reduce the amount payable under an Award shall not apply following a Change of Control Event.

Section 5.6. Maximum Performance Award: Notwithstanding anything in the Plan to the contrary, no Participant shall be entitled to receive more than eight million dollars (before any withholding pursuant to section 7.2 and whether paid in cash, Common Stock or a combination), in the aggregate, under all Awards that either (a) in the case of a performance-based Award, have Performance Periods beginning in the same Plan Year, or (b) in the case of any other Award, is granted by the Committee during the Plan Year. For this purpose, a Performance Period that consists of more than one Plan Year will be deemed to begin in the first Plan Year of such Performance Period even if the amount payable under such Award is determined based upon performance separately calculated with respect to each Plan Year (or portion of a Plan Year) during the Performance Period.

Section 5.7. Recoupment. Any Awards granted pursuant to the Plan shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or claw back compensation paid pursuant to such an Award.

ARTICLE VI.
STATE PERFORMANCE-BASED TAX RULES

Section 6.1. State Tax Provisions Related to Internal Revenue Code Section 162(m). With respect to any Award that is intended to comply with any state tax law that incorporates the requirements under section 162(m) of the Internal Revenue Code as in effect prior to enactment of the Tax Cuts and Jobs Act (the “Performance-Based Rules”), the provisions of this Article VI will supersede any inconsistent provisions of the Plan.

a.    Administration. If any member or members of the Committee would cause the Committee not to satisfy the administration requirement of the Performance-Based Rules), the Committee shall be comprised of the remaining members of the Committee without such member or members.

b.    Performance Categories. Awards shall be based solely upon one or more of the objective Performance Categories specified in section 2.15a (in all cases before Excluded

Items, except as otherwise determined by the Committee upon the grant of an Award), including in each case any measure based on such category.

c.    Granting of Awards. The Awards shall be granted prior to the commencement of the Performance Period (or such later time as may be determined by the Committee that is no later than is permitted under the Performance Based Rules) and under such other terms and conditions as will enable the Award to satisfy the Performance Based Rules.

d.    No Positive Discretion. The Committee shall not have the discretionary authority to increase the amount otherwise payable under any Award or to otherwise exercise discretion (including discretion with respect to the Compensation recognized where Compensation is part of a performance-based formula) that would have the effect of increasing the amount payable under any Award.

ARTICLE VII
MISCELLANEOUS

Section 7.1.  Nonassignability: Awards (including any payments due thereunder) shall not be assigned, pledged or transferred, other than by the laws of descent and distribution, and shall not be subject to levy, attachment, execution or other similar process. If a Participant attempts to assign, pledge or transfer any right to an Award or in the event of any levy, attachment, execution or similar process upon the rights or interests conferred by the Plan, the Committee may terminate the participation of the Participant in the Plan effective as of the date of such notice and the Participant shall have no further rights hereunder.

Section 7.2. Withholding Taxes: The Company shall withhold from the payment of each Award the amount that the Company deems necessary to satisfy its obligation to withhold Federal, state and local income or other taxes incurred by reason of the payment of the Award.

Section 7.3. Amendment or Termination of the Plan. The Committee may from time to time or at any time amend, suspend or terminate the Plan.

Section 7.4.  Other Compensation: Nothing contained in this Plan shall be deemed in any way to restrict or limit the Company from making any award or payment to a Participant under any other plan, policy, program, understanding or arrangement, whether now existing or hereinafter in effect.

Section 7.5. Payments to Other Persons: If payment of an Award, in whole or in part, is legally required to be made to any person other than the applicable Participant, any such payment will be a complete discharge of the liability of the Company to such Participant for such amount.

Section 7.6. Unfunded Plan: The Company shall have no obligation to purchase assets, place assets in trust or otherwise take any action to fund, secure or segregate any amounts to be paid under the Plan.

Section 7.7. Indemnification: In addition to any other rights of indemnification they may have as members of the Board or the Committee or as officers of the Company, the members of the Board and the Committee and any officers to whom authority is delegated under the Plan shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding, the Board or Committee member or officer shall give the Company notice thereof in writing and an opportunity, at the Company’s expense, to handle and defend such action, suit or proceeding before such Board or Committee member or officer undertakes to handle and defend such action, suit or proceeding on his or her own behalf.

Section 7.8. No Employment Rights: Nothing in this Plan shall confer upon any employee or Participant any right to continued employment with the Company or an Affiliate.

Section 7.9. Plan Expenses: Any expenses of administering the Plan shall be borne by the Company.

Section 7.10. In Writing: For purposes of this Plan, actions taken by the Committee “in writing” shall include, without limitation, actions recorded in the minutes of any meeting of the Committee and any unanimous consent action of the Committee in lieu of a meeting thereof.

Section 7.11. Section Headings: The section headings contained herein are for convenience only, and in the event of any conflict between the text of the Plan and the section headings, the text of the Plan shall control.

Section 7.12. Applicable Law: The Plan shall be governed by the internal laws of the State of Wisconsin without regard to the conflict of law principles thereof.

Section 7.13. Effective Date: The Plan as hereby amended and restated was approved by the Committee on October 29, 2021 and shall be effective with respect to Awards granted on or after January 1, 2021.